EXHIBIT 11




         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
         ----------------------------------------------
            (In thousands, except per share amounts)


                                    1999      1998      1997
                                  -------   -------   -------
Net income                        $60,011   $57,246   $48,378
                                  =======   =======   =======
Average common shares outstanding  47,406    47,667    47,756

Common stock equivalents (1)          225       243       203
                                  -------   -------   -------
Diluted shares outstanding         47,631    47,910    47,959
                                  =======   =======   =======
Basic earnings per share            $1.27     $1.20     $1.01
                                  =======   =======   =======
Diluted earnings per share          $1.26     $1.19     $1.01
                                  =======   =======   =======

(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.